UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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W&T Offshore, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 26, 2005

Dear Shareholder:

It is a pleasure to invite you to W&T Offshore’s 2005 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 26, 2005 at 9 a.m. central daylight time, at the St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas 77027. I hope you will be able to attend.

Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting and Proxy Statement. Additionally, enclosed with the proxy materials is our annual report on Form 10-K.

You received with this booklet a proxy card that indicates the number of votes that you will be entitled to cast at the meeting according to the records of the Company or your broker or other nominee. Each share you owned of record on the close of business on April 12, 2005 entitles you to one vote.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

On behalf of the Board of Directors and the employees of W&T Offshore, Inc., I would like to express our appreciation for your continued interest in the affairs of the Company. I look forward to greeting as many of you as possible.

Sincerely,

Tracy W. Krohn

Chief Executive Officer

Chairman of the Board

Treasurer

8 Greenway Plaza, Suite 1330

Houston, Texas 77046

Phone (713) 626-8525

Eight Greenway Plaza, Suite 1330

Houston, Texas 77046

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 26, 2005

Notice is hereby given that the 2005 Annual Meeting of Shareholders of W&T Offshore, Inc., a Texas Corporation (the “Company”), will be held at the St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas 77027 on May 26, 2005 at 9:00 a.m. central daylight time for the purpose of electing five directors to hold office until the 2006 Annual Meeting of Shareholders and until their successors are duly elected and qualified.

Only shareholders of record at the close of business on April 12, 2005 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting, or any adjournment thereof, notwithstanding the transfer of any stock on the books of the Company after the Record Date. A list of these shareholders will be open for examination by any shareholder at the Annual Meeting, and for ten days prior thereto, at the Company’s principal executive offices at Eight Greenway Plaza, Suite 1330, Houston, Texas 77046.

By Order of the Board of Directors,

Jerome F. Freel

Secretary

Houston, Texas

April 26, 2005

PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD TO US, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. SHAREHOLDERS WHO ATTEND THE 2005 ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

THE ANNUAL MEETING

This proxy statement is solicited by and on behalf of the Board of Directors of the Company for use at the 2005 Annual Meeting to be held on May 26, 2005 at the St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas 77027, at 9 a.m. central daylight time, or at any adjournments thereof. The solicitation of proxies by the Board of Directors will be conducted primarily by mail. Additionally, officers, directors and employees of the Company may solicit proxies personally or by telephone, telegram or other forms of wire or facsimile communication. These officers, directors and employees will not receive any extra compensation for these services. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of common stock of the Company (the “Common Stock”). The costs of the solicitation will be borne by the Company. This proxy statement and the form of proxy were first mailed to shareholders of the Company on or about April 26, 2005.

Purpose of the 2005 Annual Meeting

The purpose of the 2005 Annual Meeting is to elect five candidates to the Board of Directors of the Company (the “Board of Directors” or “Board’). Although the Board does not anticipate that any other issue will come before the 2005 Annual Meeting, your executed proxy gives the official proxies the right to vote your shares in their discretion on any other matter properly brought before the Annual Meeting.

Voting Rights and Solicitation

Only shareholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the 2005 Annual Meeting. As of the Record Date, there were 65,969,024 shares of Common Stock outstanding, each of which is entitled to one vote on any matter to come before the meeting. Common Stock is the only class of outstanding securities of the Company. The holders of issued and outstanding shares representing a majority of the outstanding shares of Common Stock, present in person or represented by proxy at the Annual Meeting, will constitute a quorum, and the act of the majority of the voting power of the quorum so represented at the Annual Meeting will constitute the act of the shareholders. The person who is appointed by the chairman of the meeting to be the judge of election will treat the holders of all shares of Common Stock represented by a returned, properly executed proxy, including shares that abstain from voting, as present for purposes of determining the existence of a quorum at the Annual Meeting.

Each share of Common Stock present or represented at the Annual Meeting will be entitled to one vote on any matter to come before the shareholders. In accordance with the Company’s Restated Articles of Incorporation, cumulative voting will not be permitted, and all directors will be elected by a plurality of the votes cast at the Annual Meeting. Votes will be counted by the judge of election.

The Board of Directors is soliciting your proxy on the enclosed proxy card to provide you with an opportunity to vote on the election of directors, whether or not you attend the Annual Meeting in person. If you execute and return the enclosed proxy card, your shares will be voted as you specify. If you make no specifications, your shares will be voted in accordance with the Board’s recommendations. If you submit a proxy card, you may subsequently revoke it by submitting a revised proxy card or a written revocation at any time before your original proxy is voted. You may also attend the Annual Meeting in person and vote by ballot, which would effectively cancel any proxy you previously gave.

ELECTION OF DIRECTORS

Currently, the Company’s Board of Directors is composed of five directors, Messrs. Krohn, Freel, Luikart and Katz, and Ms. Boulet. At the Annual Meeting, five directors are to be elected, each of whom will serve until the 2006 Annual Meeting and until his or her successor is duly elected and qualified. The persons named as official proxies on the enclosed proxy card intend to vote FOR the election of each of the five nominees listed below, unless authority to vote is withheld or otherwise instructed.

The Board has nominated, and the official proxy holders will vote to elect, the following individuals as members of the Board of Directors to serve on the Board for a period of one year and until their respective successors are duly elected and qualified: Tracy W. Krohn, Jerome F. Freel, James L. Luikart, Stuart B. Katz, and Virginia Boulet. Each nominee has consented to be nominated and to serve if elected.

Information about the Nominees

Tracy W. Krohn, age 50, has served as Chief Executive Officer (“CEO”) and President since he founded the Company in 1983, as Chairman of the Board since 2004 and as Treasurer since 1997. Mr. Krohn has been actively involved in the oil and gas business since graduating with a B.S. in Petroleum Engineering from Louisiana State University in 1978. He began his career as a petroleum engineer and offshore drilling supervisor with Mobil Oil Corporation. Prior to founding the Company in 1983, Mr. Krohn was senior engineer with Taylor Energy. From 1996 to 1997, Mr. Krohn was also Chairman and CEO of Aviara Energy Corporation in Houston, Texas. Mr. Krohn’s mother is married to Mr. Freel.

Jerome F. Freel, age 92, has served as a director since the Company’s founding in 1983 and Secretary of the Company since 1984. Mr. Freel has been actively involved in the oil and natural gas business since 1934, first as a geophysicist for eleven years with the Humble Oil and Refining Company, then in 1945 as founder and president of Research Explorations, Inc., a geophysical survey contractor to major oil companies, including Humble, until it was sold in 1963. In 1964, he became founder and president of Kiowa Minerals Company, a company that engaged in development drilling operations in Texas and Louisiana. Since 1983, Kiowa has not been active in oil and natural gas operations. Mr. Freel is married to Mr. Krohn’s mother.

Stuart B. Katz, age 50, has served on the Board of the Company since 2002 at the request of Jefferies Capital Partners, the manager of three of our shareholders, who collectively are a major shareholder. He is a Managing Director of Jefferies Capital Partners. Prior to joining Jefferies Capital Partners in 2001, Mr. Katz was an investment banker with Furman Selz LLC and its successors for over sixteen years. Mr. Katz received a B.S. in engineering from Cornell University and a J.D. from Fordham Law School. Mr. Katz is a member of the bar of the State of New York. Mr. Katz also serves as a member of the boards of directors of Telex Communications, Inc., Iowa Telecommunications Services, Inc. and various privately owned portfolio companies of Jefferies Capital Partners.

James L. Luikart, age 59, has served on the Company’s Board since 2002 at the request of Jefferies Capital Partners, the manager of three of our shareholders, who collectively are a major shareholder. Mr. Luikart has been Executive Vice President of Jefferies Capital Partners for more than five years. Mr. Luikart received a B.A. in History magna cum laude from Yale University and a M.I.A. from Columbia University. Mr. Luikart also serves as a member of the boards of directors of The Sheridan Group, as well as various privately owned portfolio companies of Jefferies Capital Partners.

Virginia Boulet, age 51, has served on the Board of Directors of the Company since March 2005. She has been employed as Special Counsel to Adams and Reese, LLP, a law firm, since 2002. She is an adjunct professor of law at Loyola University Law School. Prior to 2002, Ms. Boulet was a partner at the law firm Phelps Dunbar, LLP. Additionally, she serves on the board of directors of CenturyTel, Inc., a telecommunications company. In the past, she has acted as President and Chief Operating Officer of IMDiversity, Inc., an on-line recruiting company. Ms. Boulet received a B.A. in History from Yale University, and a J.D., cum laude, from Tulane University Law School.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE FIVE NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

A complete copy of the Company’s corporate governance guidelines, which the Board reviews at least annually, is posted on the Company’s website at www.wtoffshore.com. Because Tracy W. Krohn, the Company’s Chairman and Chief Executive Officer, controls approximately 61% of the outstanding shares of Common Stock, the Company is a “controlled company” under New York Stock Exchange Corporate Governance Rules. Accordingly, the Company is not required to (i) maintain a majority of independent directors on the Board, (ii) maintain a Nominating and Corporate Governance Committee composed entirely of independent directors or (iii) maintain a Compensation Committee composed entirely of independent directors. Notwithstanding these exemptions, the Company requires that the Compensation Committee of the Board consist entirely of independent directors, as is more fully discussed below under the heading Standing Committees of the Board of Directors.

Independence

The Board has determined that each nominee, other than Messrs. Krohn and Freel and Ms. Boulet, is “independent” as defined by the New York Stock Exchange listing standards.

Standing Committees of the Board of Directors

The Board has three standing committees—the Audit Committee, the Compensation Committee and the Nominating Committee and Corporate Governance Committee. Because a single person controls the Company, the Company is a “controlled company” within the meaning of the rules of the New York Stock Exchange, and, accordingly, the Company is not required to maintain an independent Compensation Committee or independent Nominating and Corporate Governance Committee. The Company believes, however, that it is in its best interests to have a Compensation Committee consisting entirely of independent directors. As such, the Company’s Compensation Committee Charter adopted by the Board of Directors requires all members to be independent.

Audit Committee

Currently, Messrs. Luikart and Katz and Ms. Boulet sit on the Company’s Audit Committee. The Board has determined that both Messrs. Luikart and Katz are “independent” under the standards of both the New York Stock Exchange and Securities and Exchange Commission (the “SEC”) regulations. Pursuant to the New York Stock Exchange and SEC regulations, the Board has also determined that Ms. Boulet is not independent because she serves as Special Counsel to the law firm of Adams and Reese, LLP, to which the Company paid $922,184 in legal fees in 2004. The Board considers Mr. Katz an “audit committee financial expert,” as defined under the Securities Act of 1933.

Under SEC regulations, generally the Audit Committee must be composed entirely of independent directors. Because of the Company’s recent Initial Public Offering (“IPO”), however, the Company is exempt from this requirement and may retain a minority of non-independent directors for one year from the date of the IPO. Accordingly, by January 28, 2006, one year from the IPO, the Company will replace Ms. Boulet on the Audit Committee with an independent director. The Board does not believe that relying on this temporal exemption will adversely affect the ability of the Audit Committee to act independently or to fulfill its obligations and mandates under SEC regulations.

The Audit Committee establishes the scope of and oversees the annual audit, including recommending the independent public accountants that audit the Company’s financial statements and approving any other services provided by the accountants. The Audit Committee also assists the Board in fulfilling its oversight responsibilities by (1) overseeing the Company’s system of financial reporting, auditing, controls and legal compliance, (2) monitoring the operation of such system and the integrity of the Company’s financial statements, monitoring the qualifications, independence and performance of the outside auditors and any internal auditors who the Company may engage, and (3) reporting to the Board periodically concerning the activities of the Audit Committee. In performing its obligations, it is the responsibility of the Audit Committee to maintain free and open communication between it, the Company’s independent auditors, the internal accounting function and the management of the Company. The Audit Committee’s functions are further described below under “Report of Audit Committee.” A copy of the Audit Committee’s charter is attached to this Proxy Statement as Appendix A.

Nominating and Corporate Governance Committee

Mr. Krohn, Mr. Freel and Ms. Boulet serve as members of the Nominating and Corporate Governance Committee of the Board. None of these directors meets the NYSE standards for independence. The purpose of the committee is to nominate candidates to serve on the Board of Directors and to approve director compensation. The factors and processes used to select potential nominees are more fully described below in the section entitled Identifying and Evaluating Nominees for Director on page 5. The committee is also responsible for the following: monitoring a process to assess Board effectiveness; developing and implementing corporate governance guidelines; and taking a leadership role in shaping the corporate governance of the Company. A copy of the Nominating and Corporate Governance Committee’s Charter is posted on the Company’s website at www.wtoffshore.com.

Compensation Committee

Mr. Luikart and Mr. Katz, both independent under NYSE listing standards, serve as members of the Compensation Committee. The Compensation Committee reviews the compensation and benefits of the executive officers, establishes and reviews general policies related to employee compensation and benefits and administers the Long-Term Incentive Compensation Plan and the Directors Compensation Plan. Under the terms of its charter, the Compensation Committee also determines the compensation for Mr. Krohn, the CEO of the Company.

None of the Company’s executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

Meetings of the Board and the Committees of the Board

During 2004, the Board of Directors held four regular and two special meetings. As the Company was not a public company during 2004, the committees of the board were not required to conduct the business associated with public company board committees. The Audit Committee met four times and the other committees of the Board did not hold working meetings during 2004. All of the directors attended at least seventy-five percent of the meetings of the Board and of the committees on which they served during that period.

Legal Proceedings

Currently, no director or executive officer is a party to any material legal proceeding adverse to the interests of the Company. Additionally, no director or executive officer has a material interest in a material proceeding adverse to the Company.

Director Nomination Process

The Nominating and Corporate Governance Committee will consider all properly submitted shareholder recommendations of candidates for election to the Board of Directors. Pursuant to Section 12 of the Company’s Bylaws, any shareholder of record at the time of giving notice may nominate candidates for election to the Board by giving timely notice of the nomination to the Secretary of the Corporation. To be considered a timely nomination, the shareholder’s notice must be delivered to the Secretary at the Company’s principal office no later than 90 days and no earlier than 120 days prior to the annual meeting. In evaluating the recommendations of the shareholders for director nominees, as with all other possible director nominees, the Nominating and Corporate Governance Committee will address the criteria set forth below under “Identifying and Evaluating Nominees for Director.”

Any shareholder recommendations for director nominees should include the candidate’s name, qualifications and written consent to being named in the proxy statement and to serving on the Board if elected. The shareholder must also include any other business that the shareholder proposes to bring before the meeting, the reasons for conducting such business at the meeting, any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made. The shareholder must provide his name and address, the name and address of any beneficial owner on whose behalf the shareholder is acting, and the number of shares of Common Stock beneficially owned by the shareholder and any beneficial owner for whom the shareholder is acting. Such written notice should be sent to:

Jerome F. Freel

Secretary

W&T Offshore, Inc.

Eight Greenway Plaza, Suite 1330

Houston, Texas 77046

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee is responsible for leading the search for individuals qualified to serve as directors. The Nominating and Corporate Governance Committee evaluates candidates for nomination to the Board, including those recommended by shareholders, and conducts appropriate inquiries into the backgrounds and qualifications of possible candidates. The Nominating and Corporate Governance Committee then recommends to the Board nominees for directors to be presented for election at meetings of the shareholders or of the Board. As indicated above, shareholders may recommend possible director nominees for consideration to the Nominating and Corporate Governance Committee.

In evaluating nominees to serve as directors on the Board and in accordance with the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee selects candidates with the appropriate skills and characteristics required of Board members. Pertinent to this inquiry are the following non-exhaustive list of factors: independent business or professional experience; integrity and judgment; records of public service; ability to devote sufficient time to the affairs of the Company; diversity, age, skills, occupation, and understanding of financial statements and financial reporting systems. The Committee will also consider and weigh these factors in light of the current make-up of the Board and needs of the Board and the Company.

Director Compensation

Each of the Company’s non-employee directors is paid an annual retainer of $24,000, payable in quarterly installments of $6,000, and receives a meeting fee of $1,000 for each meeting attended. Additionally, each non-employee director of the Company who also serves as a committee chairman receives an additional $500 for each committee meeting held outside a regular board meeting.

Directors who are also employees of the Company receive no additional compensation for serving as directors or committee members. The Company’s Board and shareholders adopted the 2004 Directors Compensation Plan, which provides that the Compensation Committee may grant stock options or restricted or unrestricted stock to non-employee directors. A total of 666,918 shares of Common Stock have been reserved for issuance under the 2004 Directors Compensation Plan. To date, no shares or options have been issued.

To the extent that any of the director’s employers (or affiliates of their employer) require that a director pay or turn over any fees and stock compensation earned from service on the Company’s Board, the Company will pay or deliver any fees and stock compensation related to the director’s service on the Board as directed by the director’s employer or its affiliate.

Communications with the Board of Directors

At each regular meeting of the Board of Directors, outside directors meet in executive session. The outside directors elected Stuart B. Katz as the presiding director of those meetings. As set forth on the Company’s website (www.wtoffshore.com), shareholders who would like to contact Mr. Katz on a confidential basis may do so by sending an email to Presiding_Director@wtoffshore.net or by mailing a written communication to Presiding Director, W&T Offshore, Inc., Eight Greenway Plaza, Suite 1330, Houston, Texas 77046.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Common Stock as of the Record Date of (i) the Company’s Chief Executive Officer and each of the Company’s other four most highly compensated executive officers who have been serving as executive officers since the IPO, (ii) each of the Company’s directors and nominees and (iii) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the persons below has sole voting and investment power with respect to the shares beneficially owned by such person. To the knowledge of the Company, no person or entity holds more than 5% of the outstanding shares of Common Stock, except as set forth in the following table.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Percent of Outstanding Common Stock
Tracy W. Krohn Eight Greenway Plaza Suite 1330 Houston, Texas 77046	40,752,007	61.8%

Jerome F. Freel (2) Eight Greenway Plaza Suite 1330 Houston, Texas 77046	7,087,271	10.7%

James L. Luikart (3)	2,622,654	4.0%

Stuart B. Katz	0	*

W. Reid Lea	138,711	*

Joseph P. Slattery	45,104	*

Jeffrey M. Durrant	140,766	*

Virginia Boulet	0	*

Directors and Officers as a Group	50,786,513	77%

*	Less than one percent
(1)	Under the regulations of the Securities and Exchange Commission, shares are deemed to be “beneficially owned” by a person if he directly or indirectly has or shares the power to vote or dispose of, or to direct the voting or disposition of, such shares, whether or not he has any pecuniary interest in such shares, or if he has the power to acquire such power through the exercise of any option, warrant or right.
(2)	Shares beneficially owned by Mr. Freel are held of record by his wife.
(3)	Mr. Luikart is a managing member of Jefferies Capital Partners (a/k/a FS Private Investments III LLC), with which Mr. Luikart shares the power to vote or to direct the vote of, and the power to dispose of or direct the disposition of, the listed shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on a review of filings with the SEC, the Company believes that all of its officers and directors are in full compliance with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid to Mr. Krohn, our Chairman, Chief Executive Officer, President and Treasurer and the Company’s four other most highly compensated executive officers for the year ended December 31, 2004.

	Annual Compensation			Long-Term Compensation Awards Restricted Stock Awards	All Other Compensation (3)
Name and Principal Position	Salary	Bonuses Granted (1)	Other Annual Compensation (2)
Tracy W. Krohn Chairman/Chief Executive Officer/President/Treasurer	$500,000	$250,000	$405,624	—	$2,983

W. Reid Lea Vice President, Finance/CFO/Assistant Secretary	347,250	377,250	—	—	2,815

Jerome F. Freel Secretary	237,716	—	—	—	—

Jeffery M. Durrant Vice President, Exploration/Geoscience	222,862	243,122	—	—	2,815

Joseph P. Slattery Vice President, Operations	220,000	240,000	—	—	2,983

(1)	In the fourth quarter of 2004, the Company awarded bonuses to all of our employees of record on December 31, 2004 (other than the Chief Executive Officer and the Corporate Secretary) in amounts equal to their 2004 salaries. The bonuses will be paid in two installments, on June 1, 2005 and January 3, 2006 to individuals still employed on those dates. The Company decided to grant a separate bonus for the Chief Executive Officer per the employment agreement with the Chief Executive Officer, as further described in this report.
(2)	Excludes perquisites and other personal benefits if the total incremental cost in a given year did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each executive officer. For Mr. Krohn, the amount includes the incremental costs of $405,624, associated with Mr. Krohn’s personal use of the Company’s aircraft in 2004.
(3)	Corporate match of officers’ contribution to 401(k) plan of $2,500 and the taxable value of Company provided life insurance benefit.

Employment Contract

Tracy W. Krohn serves as the Company’s Chairman, Chief Executive Officer, President and Treasurer. Mr. Krohn serves under an employment agreement with an initial term expiring three years from January 28, 2005. On the third anniversary date, and on the same date every year thereafter, his agreement will automatically renew for one additional year unless terminated before any such renewal date by Mr. Krohn or the Company.

Mr. Krohn’s employment agreement provides for an annual base salary of $500,000 and a nondiscretionary bonus of $250,000 or more, subject to review from time to time by the Compensation Committee for possible increases based on Mr. Krohn’s performance. The Compensation Committee also has the authority to pay additional discretionary bonuses to Mr. Krohn, during the term of his agreement.

If, during the term of his agreement, the Company terminates the employment of Mr. Krohn for any reason other than for cause, as defined in the agreement, he will be entitled to receive his base salary until the actual termination date of his agreement and a severance payment in the amount of 2.99 times his average annual income over the most recent five taxable years. If the Company should undergo a change in control while the agreement is in effect and Mr. Krohn is either constructively or actually terminated under the conditions set forth in his agreement within two years of a change of control, then he will be entitled to receive 2.99 times his average annual taxable income from the Company over the five taxable years that end before the change of control transaction, as set forth on Mr. Krohn’s W-2 form.

Mr. Krohn has agreed that during the term of his agreement and for a period of two years thereafter, he will not compete with the Company or solicit any of our customers, employees, consultants or independent contractors with whom we do business.

Long-Term Incentive Compensation Plan

The Company maintains a Long-Term Incentive Compensation Plan, the purpose of which is to provide incentives to the Company’s employees, officers, consultants, and advisors to devote their abilities and energies to our success. The Long-Term Incentive Compensation Plan provides for the granting or awarding of incentive and nonqualified stock options, stock appreciation rights, restricted stock and performance shares. As of December 31, 2004, the Company had reserved 1,667,293 shares for issuance pursuant to awards made under the Long-Term Incentive Compensation Plan and available for future grant.

The Compensation Committee of the Board administers the Long-Term Incentive Compensation Plan. Subject to the express provisions of the plan, the Compensation Committee has full authority, among other things:

•	to select the persons to whom stock, options and other awards will be granted;

•	to determine the type, size and terms and conditions of stock options and other awards; and

•	to establish the terms for treatment of stock options and other awards upon a termination of employment.

Under the Long-Term Incentive Compensation Plan, awards other than stock options and stock appreciation rights given to any of the Company’s executive officers whose compensation must be disclosed in the Company’s annual securities filings and who is subject to the limitations imposed by Section 162(m) of the tax code must be based on the attainment of certain performance goals established by the Board of Directors or the Compensation Committee. The performance measures are limited to earnings per share, return on assets, return on equity, return on capital, net profits after taxes, net profits before taxes, operating profits, stock price and sales or expenses. Additionally, the performance goals must include formulas for calculating the amount of compensation payable if the goals are met; and both the goals and the formulas must be sufficiently objective so that a third party with knowledge of the relevant performance results could assess that the goals were met and calculate the amount to be paid.

Consistent with certain provisions of the tax code, there are other restrictions providing for a maximum number of shares that may be granted in any one year to a named executive officer and a maximum amount of compensation payable as an award under the Long-Term Incentive Compensation Plan (other than stock options and stock appreciation rights) to a named executive officer.

In 2004, the Company made no awards to named executive officers under the Long-Term Incentive Compensation Plan.

Performance Graph

The Company’s common stock has first traded on the New York Stock Exchange on February 28, 2005. The Company’s common stock was not publicly traded during the fiscal year ended December 31, 2004.

COMPENSATION COMMITTEE REPORT

The Board’s Compensation Committee monitors and approves the compensation of the Company’s chief executive officer, administers the Company’s incentive compensation programs and performs other related tasks. The Committee is composed of two Board members who qualify as independent directors under the Company’s corporate governance guidelines, “non-employee directors” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934 and “outside directors” under Section 162(m) of the Internal Revenue Code. If you would like additional information on the responsibilities of the Compensation Committee, please refer to its charter, which is filed is available on our website at www.wtoffshore.com.

Prior to the Company’s initial public offering effective January 28, 2005, the Compensation Committee of the Board did not take an active role in executive compensation. The Company paid the Chief Executive Officer in accordance with an employment agreement that was negotiated between Mr. Krohn and the independent members of the Company’s Board of Directors. All other executive compensation was determined by our Chief Executive Officer. In contemplation of our initial public offering, the Compensation Committee adopted a charter and began to hold its first working meetings.

At this time, the Compensation Committee is responsible for establishing the compensation of the executive officers of the Company, including salary, bonuses and stock-related compensation. The Compensation Committee plans to establish metrics by which executive bonuses and stock-related incentives will be awarded. In that effort, the Committee plans to apply the following compensation objectives in connection with its deliberations:

•	compensating the Company’s executives with salaries comparable to those of similarly-situated executives at comparable companies

•	providing a substantial portion of the executives’ compensation in the form of incentive compensation based upon (i) the Company’s short and long-term performance and (ii) the individual, departmental or divisional achievements of the executives

•	encouraging team orientation, and

•	providing sufficient benefit levels for executives and their families in the event of disability, illness or retirement.

In addition, to the extent that it is practicable and consistent with the Company’s executive compensation objectives, the Committee seeks to comply with Section 162(m) of the Internal Revenue Code and any regulations promulgated thereunder (collectively, “Section 162(m)”) in order to preserve the tax deductibility of performance-based compensation in excess of $1 million per taxable year to each of the named officers. If compliance with Section 162(m) conflicts with the Committee’s compensation objectives or is contrary to the best interests of the shareholders, the Committee will pursue its objectives, regardless of the attendant tax implications.

James L. Luikart (Chairman)	Stuart B. Katz

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Brooke Companies, Inc. provides people to fill temporary staffing and employee placement needs of the Company from time to time. The Company paid Brooke Companies approximately $426,000 in 2004, $300,000 in 2003 and $68,000 in 2002. Susan Krohn, the wife of Tracy Krohn, owns 100% of Brooke Companies. Brooke Companies has continued to and currently does provide staffing services to our Company, and we expect that it will continue to for the foreseeable future.

Crescent Drilling & Production, Inc. provides field supervision services to our Company. We paid Crescent Drilling & Production a total of approximately $2.2 million for these services in 2003. During 2003, Joseph Slattery and his wife owned 75% of Crescent Drilling & Production. The Slatterys sold their entire interest in Crescent Drilling & Production effective December 31, 2003 to an unrelated third party.

Effective January 1, 2004, the Company entered into a management agreement with W&T Offshore, LLC pursuant to which the Company manages certain oil and gas properties. The Company is paid $8,000 per month for these services. Tracy W. Krohn and Jerome F. Freel are the owners of W&T Offshore, LLC.

On February 2, 2005, the Company closed its IPO of Common Stock. Four executive officers of the Company, Messrs. Krohn, Lea, Slattery and Durrant, sold a total of 2,666,442 shares of common stock in the initial public offering. Funds managed by Jefferies Capital Partners, with which Messrs. Katz and Luikart are associated, sold a total of 9,988,821 shares of common stock in the IPO. The Company paid all legal, accounting, engineering, printing and certain other expenses and all registration and listing fees associated with the IPO. These expenses and fees aggregated approximately $2.5 million. The Company also agreed to indemnify and hold harmless the underwriters in the initial public offering for certain liabilities in connection with the offering.

The grandson of Jerome F. Freel, a director of the Company, is employed by an insurance agency that writes certain insurance coverage for the Company. Mr. Freel’s personal commissions on the writing of such insurance totaled approximately $47,000 in 2004. In the first quarter of 2005, Mr. Freel (the agent) received a personal commission of approximately $65,000 on additional insurance that he wrote for the Company. In each case, the cost of premiums were in excess of $60,000, and the business was awarded to Mr. Freel as the low bidder in a competitive process in which the Company received at least one other quote.

During 2004, the Company paid Adams and Reese, LLP legal fees aggregating $922,184. Virginia Boulet is special counsel to Adams and Reese, LLP.

AUDIT COMMITTEE REPORT

Activities of the Committee

The Audit Committee of the Board of Directors is currently composed of three directors, two of whom (Messrs. Katz and Luikart) qualify as independent directors under the rules and regulations of the New York Stock Exchange, the Company’s corporate governance guidelines and the federal laws and regulations governing the make-up of public company audit committees. Ms. Boulet is the only member of the audit committee who is not independent under such rules and regulations. Ms. Boulet is of counsel to a law firm that received $922,184 in fees from the Company in 2004 and that continues to represent the Company in 2005. The Board appointed Ms. Boulet to the audit committee because New York Stock Exchange regulations require that the committee be composed of at least three members and, although Ms. Boulet is not independent, she is the only non-independent director who is an outside director. Within one year after January 28, 2005, the day that the Company’s stock began to trade on the New York Stock Exchange, Ms. Boulet must be replaced by an audit committee member who is independent.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

In this context, the Committee has met and held discussions with the Company’s management and its independent auditor, Ernst & Young LLP (“Ernst & Young”). Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted U.S. accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young. The Committee discussed with Ernst & Young matters required to be discussed by Statements on Auditing Standards No. 61 and 90 (Communication with Audit Committees).

Ernst & Young also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee discussed with Ernst & Young that firm’s independence, and considered the effects that the provision of non-audit services may have on Ernst & Young’s independence.

Based on and in reliance upon the reviews and discussions referred to above and subject to the limitations on the role and responsibilities of the Committee referred to in its charter, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Other Information

Ernst & Young has acted as independent certified public auditor for the Company since 2000, and has been selected by the Audit Committee to serve again in that capacity for 2005. The following table lists the aggregate fees and costs billed by Ernst & Young and its affiliates to the Company and its subsidiaries for the 2003 and 2004 services identified below:

	2004	2003
Audit fees (1)	$614,493	$142,801
Audit related fees (2)	4,000	29,679
Tax fees (3)	217,375	324,901
Other fees	—	—

	$835,868	$497,381

(1)	Includes fees for audit of our annual consolidated financial statements, fees related to our IPO, issuance of comfort letters and consents, and reviews of various documents filed with the SEC.
(2)	Includes fees for consultations related to accounting, financial reporting or disclosure matters and review of proposed transactions not classified as “Audit fees.”
(3)	Includes fees for preparation of federal and state tax returns, assistance during an examination of our Louisiana tax returns, tax advice and planning and review of proposed transactions.

The Audit Committee maintains written procedures that require it to annually pre-approve the scope of all auditing services to be performed by the Company’s independent auditor. The Committee’s procedures prohibit the independent auditor from providing any non-audit services unless the service is permitted under applicable law and is pre-approved by the Audit Committee or its Chairman. The Audit Committee has pre-approved the Company’s independent auditor to provide up to $5,000 per quarter of miscellaneous tax services that do not constitute discrete and separate projects. Although applicable regulations waive these pre-approval requirements in certain limited circumstances, the Audit Committee reviews and pre-approves all non-audit services provided by Ernst and Young. The Audit Committee has determined that the provision of Ernst & Young’s non-audit services are compatible with maintaining Ernst & Young’s independence.

If you would like additional information on the responsibilities of the Audit Committee, please refer to its charter, which is an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and is posted on the Company’s website at www.wtoffshore.com.

Submitted by the Audit Committee of the Board of Directors.

Stuart B. Katz (Chairman)	James L. Luikart Virginia Boulet

STOCKHOLDER PROPOSALS

At the annual meeting each year, the Board of Directors submits to shareholders its nominees for election as directors and other proposals that may be properly submitted for shareholder approval. Shareholders of the Corporation may also submit proposals for inclusion in the proxy materials. If you want the Company to consider including a proposal in next year’s proxy statement, you must submit the proposal in writing to our Secretary no later than December 26, 2005. If you want us to consider including a nominee for election to the Board of Directors, you must submit the nominees name in accordance to the procedures discussed more fully on page       , no later than January 26, 2006. Please mail any nominations or proposals following the prescribed guidelines to Secretary, W&T Offshore, Inc., Eight Greenway Plaza, Suite 1330, Houston, Texas 77046

OTHER MATTERS

Neither us nor any of the persons named as proxies knows of any matters other than those described above to be voted on at the 2005 Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on these matters, subject to the discretion of the Board of Directors.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2004, accompanies this Proxy Statement, but it is not to be deemed a part of the proxy soliciting material.

Shareholders may obtain additional copies of our current Annual Report on Form 10-K without charge by writing to our Secretary at W&T Offshore, Inc. Eight Greenway Plaza, Suite 1330, Houston, Texas 77046. Our Annual Report on Form 10-K and other filings with the SEC may also be accessed on through website at www.wtoffshore.com.

By order of the Board of Directors,
Jerome F. Freel Secretary

APPENDIX A

W & T Offshore, Inc.

CHARTER OF AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

I.	SCOPE OF RESPONSIBILITY

A.	General

Subject to the limitations noted in Section VI, the primary function of the Audit Committee is to assist the Board of Directors (the “Board”) in fulfilling its oversight responsibilities by (1) overseeing the Company’s system of financial reporting, auditing, controls and legal compliance, (2) monitoring the operation of such system and the integrity of the Company’s financial statements, (3) monitoring the qualifications, independence and performance of the outside auditors and any internal auditors who the Company may engage and (4) reporting to the Board periodically concerning activities of the Audit Committee.

B.	Relationship to Other Groups

The management of the Company is responsible primarily for developing the Company’s accounting practices, preparing the Company’s financial statements, maintaining internal controls, maintaining disclosure controls and procedures, and preparing the Company’s disclosure documents in compliance with applicable law. The internal auditors (or any firm engaged by the Company to provide such services) are responsible primarily for objectively assessing the Company’s internal controls. The outside auditors are responsible primarily for auditing and attesting to the Company’s financial statements and evaluating the Company’s internal controls. Subject to the limitations noted in Section VI, the Audit Committee, as the delegate of the Board, is responsible for overseeing this process and discharging such other functions as are assigned by law, the Company’s organizational documents, or the Board. The functions of the Audit Committee are not intended to duplicate, certify or guaranty the activities of management or the internal or outside auditors.

The Audit Committee will strive to maintain an open and free avenue of communication among management, the outside auditors, the internal auditors, and the Board. The outside and internal auditors will report directly to the Audit Committee.

II.	COMPOSITION

The Audit Committee will be comprised of three directors selected by the Board in accordance with the Company’s bylaws, two of whom will meet the standards of independence or other qualifications required from time to time by the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”); provided, however, that on the first anniversary date following the initial public offering of the Company’s common stock, each member of the Audit Committee shall meet the standards of independence of the New York Stock Exchange. The Audit Committee’s chairperson shall be designated by the Board. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, subject to any limitations or reporting requirements established by law or the Company’s procedures.

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III.	MEETINGS

The Audit Committee will meet at least four times annually, or more frequently if the Committee determines it to be necessary. To foster open communications, the Audit Committee may invite to its meetings other directors or representatives of management, the outside auditors, the internal auditors, counsel or other persons whose pertinent advice or counsel is sought by the Committee. The agenda for meetings will be prepared in consultation among the Committee chair (with input from Committee members), management, the outside auditors, the internal auditors and counsel. The Audit Committee will maintain written minutes of all its meetings and provide a copy of all such minutes to every member of the Board.

IV.	POWERS

The Audit Committee shall have the sole authority to appoint or replace the outside auditors. The Audit Committee shall be directly responsible for the compensation and oversight of the work of the outside auditors (including resolution of disagreements between management and the outside auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The Audit Committee shall also have the sole authority to (a) appoint or replace the senior internal auditing executive, (b) appoint or replace any firm engaged to provide internal auditing services and (c) grant waivers to directors or executive officers from the code of ethics and business conduct contained in the Company’s corporate compliance procedures.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide appropriate funding, as determined by the Audit Committee, for payment of compensation to the outside auditor for the purpose of rendering or issuing an audit report, to any advisors employed by the Audit Committee, and for any administrative expenses that are necessary or appropriate in carrying out the Audit Committee’s duties.

The Audit Committee shall have the power to (a) obtain and review any information that the Audit Committee deems necessary to perform its oversight functions and (b) conduct or authorize investigations into any matters within the Audit Committee’s scope of responsibilities.

The Audit Committee shall have the power to issue any reports or perform any other duties required by (a) the Company’s articles of incorporation or bylaws, (b) applicable law or (c) rules or regulations of the SEC, the New York Stock Exchange, or any other self-regulatory organization having jurisdiction over the affairs of the Audit Committee.

The Audit Committee shall have the power to consider and act upon any other matters concerning the financial affairs of the Company as the Audit Committee, in its discretion, may determine to be advisable in connection with its oversight functions.

V.	PERIODIC OVERSIGHT TASKS

The Audit Committee, to the extent it deems necessary or appropriate or to the extent required by applicable laws or regulations, will perform the oversight tasks delineated in the Audit Committee Checklist. The checklist will be updated annually to reflect changes in regulatory requirements, authoritative guidance, and evolving oversight practices. The most recently updated checklist will be considered to be an addendum to this charter.

VI.	LIMITATIONS

The Committee’s failure to investigate any matter, to resolve any dispute or to take any other actions or exercise any of its powers in connection with the good faith exercise of its oversight functions shall in no way be construed as a breach of its duties or responsibilities to the Company, its directors or its shareholders.

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The Audit Committee is not responsible for preparing the Company’s financial statements, planning or conducting the audit of such financial statements, determining that such financial statements are complete and accurate or prepared in accordance with generally accepted accounting standards, or assuring compliance with applicable laws or the Company’s policies, procedures and controls, all of which are the responsibility of management or the outside auditors. The Audit Committee’s oversight functions involve substantially lesser responsibilities than those associated with the audit performed by the outside auditors. In connection with the Audit Committee’s oversight functions, the Committee may rely on management’s representations that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States, and on the representations of the outside auditors.

In carrying out its oversight functions, the Audit Committee believes its policies and procedures should remain flexible in order to best react to a changing environment.

* * * * * * * * * *

•	Originally adopted and approved by the Audit Committee and Board on April 15, 2004.

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Proxy - W&T Offshore

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2005 MEETING OF SHAREHOLDERS

May 26, 2005

The undersigned hereby appoints Tracy W. Krohn and W. Reid Lea and each of them, proxies with full power of substitution, to vote as designated on the reverse side, on behalf of the undersigned all shares of W&T Offshore, Inc. common stock (“Common Stock”) that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of W&T Offshore Inc. on May 26, 2005, and any adjournments thereof, with all the powers that the undersigned would possess if personally present. In their discretion, the proxies are hereby authorized to act upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

The Board of Directors recommends that you vote FOR the nominees listed on the reverse side hereof. If this Proxy is properly executed but no specific directions are given, all of your votes will be voted for such nominees.

(See Reverse Side)

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☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors

1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold

01 - Tracy W. Krohn	☐	☐

02 - Jerome F. Freel	☐	☐

03 - James L. Luikart	☐	☐

04 - Stuart B. Katz	☐	☐

05 - Virginia Boulet	☐	☐

B Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as you name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, administrator, guardian or corporate officer, please provide your FULL title. If partnership, please sign in partnership name by authorized person

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
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